Exhibit 5.1

A&L Goodbody International Financial Services Centre 25-28 North Wall Quay, Dublin 1 D01 H104 T: +353 1 649 2000 DX: 29 Dublin | www.algoodbody.com	Dublin Belfast London New York San Francisco Palo Alto

Date	23 March 2021

Our ref	AC4/DEG 01435846

Your ref

Prothena Corporation plc

77 Sir John Rogersons Quay

Block C Grand Canal Docklands

Dublin 2

D02 T804

Ireland

Re: Prothena Corporation plc (the Company)

Dear Sirs

We are acting as Irish counsel to the Company, a public limited company incorporated under the laws of Ireland (registered number 518146), in connection with the registration statement on Form S-3 (the Registration Statement) to be filed with the United States Securities and Exchange Commission (the SEC) under the Securities Act of 1933, as amended, on 23 March 2021 and the prospectus contained therein (the Prospectus, together with the Registration Statement, the Registration Documents). We refer, in particular, to the ordinary shares with a nominal value of $0.01 per share of the Company (the Shares) that may be issued pursuant to the Registration Documents.

In connection with this Opinion, we have examined and relied upon copies of:

•	the Registration Documents; and

•	such corporate records of the Company as we have deemed necessary as a basis for the opinions hereinafter expressed.

In rendering this Opinion, we have examined, and have assumed the truth and accuracy of the contents of, such documents and certificates of officers of the Company and of public officials as to factual matters and have conducted such searches, as of the date hereof, in public registries in Ireland as we have deemed necessary or appropriate for the purposes of this Opinion but have made no independent investigation regarding such factual matters. In our examination we have assumed the (continued) truth and accuracy of the information contained in such documents, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

1	We have further assumed:

1.1

that at the time of the issuance of the Shares, a sufficient number of ordinary shares will be authorised and available for issuance and that the consideration for the issuance of such Shares will not be less than the

CE Gill • JG Grennan • PD White • VJ Power • LA Kennedy • SM Doggett • B McDermott • PV Maher • S O’Riordan • MP McKenna • KA Feeney • M Sherlock • E MacNeill • KP Allen EA Roberts • C Rogers • G O’Toole • JN Kelly • N O’Sullivan • MJ Ward • AC Burke • D Widger • C Christle • S O’Croinin • JW Yarr • DR Baxter • A McCarthy • JF Whelan • JB Somerville • MF Barr • AM Curran • A Roberts • RM Moore • D Main • J Cahir • M Traynor • PM Murray • P Walker • K Furlong • PT Fahy • D Inverarity • M Coghlan • DR Francis • A Casey • B Hosty • M O’Brien • L Mulleady • K Ryan • E Hurley • G Stanley • D Dagostino • R Grey • R Lyons • J Sheehy • C Carroll • SE Carson • P Diggin • J Williams • A O’Beirne • J Dallas • SM Lynch • M McElhinney • C Owens • AD Ion • K O’Connor • JH Milne • T Casey • M Doyle • CJ Comerford • R Marron • D Berkery • K O’Shaughnessy • S O’Connor • SE Murphy • D Nangle • L Butler • A Lawler • C Ó Conluain • N McMahon • HP Brandt • A Sheridan • LM Byrne • N Cole • M Devane • D Fitzgerald • G McDonald • N Meehan • R O’Driscoll • B O’Malley

Consultants: SW Haughey • Professor JCW Wylie • AF Browne • MA Greene • AV Fanagan • C Duffy

par value of the ordinary shares, and that the Company’s board of directors (the Board), or any appropriate committee appointed thereby, will have the valid authority to issue such Shares on a non pre-emptive basis;

1.2

that any issue of Shares will be in compliance with the Companies Act 2014, the Irish Takeover Panel Act 1997, Takeover Rules 2013, and all other applicable Irish company, takeover, securities, market abuse, insider dealing laws and other rules and regulations;

1.3

that none of the resolutions and authorities of the shareholders or directors of the Company upon which we have relied have been or will be varied, amended or revoked in any respect or have expired and that the Shares will be issued in accordance with such resolutions and authorities;

1.4

the absence of fraud on the part of the Company and its respective officers, employees, agents and advisers and that the Company will issue the Shares in good faith, for its legitimate and bona fide business purposes; and

1.5

that: (i) the Company will be fully solvent at the time of and immediately following the issue of any of the Shares; (ii) no resolution or petition for the appointment of a liquidator or examiner will be passed or presented prior to the issue of any Shares; (iii) no receiver will have been appointed in relation to any of the assets or undertaking of the Company prior to the issue of any of the Shares and (iv) no composition in satisfaction of debts, scheme of arrangement, or compromise or arrangement with creditors or members (or any class of creditors or members) will be proposed, sanctioned or approved in relation to the Company prior to the issue of the Shares.

2

Having made such further investigation and reviewed such other documents as we have considered requisite or desirable, subject to the foregoing and to the within additional qualifications and assumptions, based only on searches carried out in the Companies Registration Office, the Judgments Office of the High Court and the Central Office of the High Court, on 23 March 2021, we are of the opinion that:

2.1	the Company is duly incorporated under the laws of Ireland and subject to suit in its own name; and

2.2

the Shares, when issued in accordance with a valid resolution of the Board, or any duly appointed committee thereof, will be duly authorised, validly issued pursuant to the resolutions of the Board, or any appropriate committee appointed thereby, fully paid and will not be subject to calls for any additional payments (non-assessable).

In rendering this Opinion we have confined ourselves to matters of Irish law. We express no opinion on any laws other than the laws of Ireland (and the interpretation thereof) in force as at the date hereof. This Opinion speaks only as of its date. We are not under any obligation to update this Opinion from time to time, nor to notify you of any change of law, facts or circumstances referred to or relied upon in the giving of this Opinion.

This Opinion is given solely for the benefit of the addressee of this Opinion and may not be relied upon by any other person without our prior written consent, provided, however, that it may be relied upon by persons entitled to rely on it pursuant to applicable provisions of US federal securities laws.

This Opinion is also strictly confined to the matters expressly stated herein and is not to be read as extending by implication or otherwise to any other matter.

We hereby consent to the filing of this Opinion with the SEC as an exhibit to the Registration Statement to be filed with the SEC on 23 March 2021.

The Opinion is governed by and construed in accordance with the laws of Ireland.

Yours faithfully

/s/ A&L Goodbody

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